SUB-ITEM 77D

                          MFS VARIABLE INSURANCE TRUST

MFS New Discovery Series, a series of MFS Variable Insurance Trust, added disclosure regarding foreign investment policy and risk as described the Post-Effective Amendment No. 18 to the Registration Statement (File Nos. 33-74668 and 811-8326), as filed with the Securities and Exchange Commission via EDGAR on April 30, 2003 under Rule 485 under the Securities Act of 1933. Such document is incorporated herein by reference.

MFS Bond Series, MFS Capital Opportunities Series, MFS Emerging Growth Series, MFS Global Equity Series, MFS High Income Series, MFS Investors Growth Stock Series, MFS Investors Trust Series, MFS Money Market Series, MFS Research Series, MFS Total Return Series, MFS Utilities Series and MFS Value Series, each a series of MFS Variable Insurance Trust, added disclosure stating that short sales may not exceed 5% of fund net assets; MFS Strategic Income Series changed disclosure stating that short sales may not exceed 5% of fund net assets (from 15%); also MFS Emerging Growth Series, MFS Capital Opportunities Series and MFS Value Series changed disclosure stating that lower rated bonds may be invested in up to (but not including) 10% (from 5%, 15% and 20%, respectively), as described the Post-Effective Amendment No. 18 to the Registration Statement (File Nos. 33-74668 and 811-8326), as filed with the Securities and Exchange Commission via EDGAR on April 30, 2003 under Rule 485 under the Securities Act of 1933. Such document is incorporated herein by reference.